Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Announces Completion of Acquisition by Mubadala Capital

SAN ANTONIO, October 14, 2026 – Clear Channel Outdoor Holdings, Inc. (“Clear Channel” or the “Company”), a leader in U.S. out-of-home advertising, today announced the completion of its previously announced acquisition by Mubadala Capital. The transaction, valued at approximately $6.2 billion, closed following the receipt of all applicable regulatory approvals and approval by Clear Channel stockholders.

Concurrent with the completion of the transaction, Wade Davis has become Chief Executive Officer of the Company, succeeding Scott Wells, who has stepped down from his role as CEO and from the Board of Directors.  Mr. Wells will serve as an advisor to the Company to support a smooth transition. As previously announced, Mr. Davis has also joined the Board as Executive Chairman.

In addition, John Halley will join Clear Channel as Chief Commercial Officer, working across all commercial activities.

With the completion of the acquisition, Clear Channel’s common stock will cease trading and will be delisted from the New York Stock Exchange.

About Wade Davis

Wade Davis is the founder and Chief Executive Officer of ForgeLight LLC, an operating and investment company focused on the media and consumer technology sectors, which he established in 2019. Through ForgeLight, he partnered with Searchlight Capital Partners and Liberty Global to acquire a controlling stake in Univision Communications in December 2020, assuming the role of Chief Executive Officer upon closing. He subsequently led the landmark merger of Univision with the entertainment assets of Mexico’s Grupo Televisa to create TelevisaUnivision, the world’s largest Spanish-language media company, and served as its Chief Executive Officer from January 2021 through September 2024. He currently serves as Vice Chairman of the TelevisaUnivision Board of Directors.

Mr. Davis recently served as Executive Chairman of Lambda Technologies, a leading neo-cloud company building and operating AI factories and is a member of TWG Global’s Merchant Banking business.

Prior to founding ForgeLight, Mr. Davis served as Executive Vice President and Chief Financial Officer of Viacom Inc. from November 2012 through December 2019, overseeing the financial strategy of one of the world’s largest multinational media and entertainment conglomerates. He joined Viacom in 2006 and held a succession of senior roles in mergers and acquisitions, strategic planning, and corporate development before assuming the CFO position. Before Viacom, he spent more than a decade as an investment banker focused on the technology and media sectors.

About John Halley

John Halley brings decades of media industry relationships and a proven track record of driving commercial growth at scale. Most recently, Mr. Halley served as President of Advertising at Paramount Global across a portfolio that includes CBS, Paramount+, Pluto TV, Nickelodeon, MTV, and Comedy Central. In this role, he led initiatives that redefined the company’s advertising offering and approach, with a focus on innovative products backed by robust data and measurement, helping to grow the company’s digital advertising business into a multibillion-dollar platform.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. is at the forefront of driving innovation in the out-of-home advertising industry. Clear Channel’s dynamic advertising platform is broadening the pool of advertisers using its medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of Clear Channel’s diverse portfolio of assets, we connect advertisers with millions of consumers every month.

For further information, please contact:

Clear Channel Outdoor Holdings, Inc.

Investor and media contact:

FGS Global

ClearChannel@fgsglobal.com

About Mubadala Capital

Mubadala Capital is a global alternative asset management platform that manages, advises, and administers over $755 billion in assets for clients and limited partners through its core alternatives businesses and strategic partnerships. As a subsidiary of Mubadala Investment Company, Mubadala Capital combines the scale and stability of sovereign ownership with the agility and focus of a performance-driven global alternative asset management firm.

Mubadala Capital’s core alternatives businesses manage and invest over $60 billion in assets across private equity, special opportunities with a focus on Brazil, credit, and venture capital, as well as Solutions and co-investment platforms. Additionally, Mubadala Capital maintains a portfolio of strategic businesses and partnerships in private wealth, public credit, insurance, and real estate, among other areas.

With more than 250 professionals across offices in Abu Dhabi, London, New York, Rio de Janeiro, and San Francisco, Mubadala Capital serves as a partner of choice to institutional and private investors seeking differentiated risk-adjusted returns across private markets.

Mubadala Capital

Media Contact:

Natalia Moreno

Global Head of Communications

nmoreno@mubadalacapital.ae